Exhibit 10.1

AMENDED & RESTATED SOFTWARE LICENSE AGREEMENT

THIS AMENDED AND RESTATED SOFTWARE LICENSE AGREEMENT (this “Agreement”) is entered into as of June 22, 2020 (the “Effective Date”), by and between SWIRLDS, INC., a Delaware corporation with corporate offices at 3400 North Central Expressway, Suite 470, Richardson, Texas 75080 (“Licensor”), and Coro Global, Inc. (formerly known as Hash Labs, Inc.), a Nevada corporation with corporate offices at 78 SW 7th Street, Miami, Florida 33130 (“Customer”). This Agreement amends and restates, and supersedes and replaces, the Software License Agreement dated December 13, 2018 by and betweeen Licensor and Customer.

1. DEFINITIONS.

“Affiliate” means any company or entity which, directly or indirectly, controls or is controlled by or under common control with, a party to this Agreement, but only for as long as such control exists. For the purposes of this definition, “control” (and its correlative meanings “controlled by” or “under common control with”) means, with respect to a company or entity, the ownership or possession of (a) at least fifty percent (50%) of the share capital having ordinary voting power, (b) the right to elect a majority of the members then-comprising the board of directors or equivalent corporate governance body of such company or entity, or (c) the operational management of the controlled company or entity by contract or otherwise.

“Coro Account Holders” means any user of the Coro Payment Sytem that has completed due diligence including AML, KYC, and identity verification procedures required to use the Coro Payment System. Users consist of individuals, businesses which includes but is not limited to retailers and wholesalers, financial institutions and governments, and any other user as may be admitted by Customer.

“Customer Use Case” means a private, permissioned, peer-to-peer, distributed ledger that supports the Coro global payment system described herein (the “Coro Payment System”). Coro, a licensed money transmitter, will allow users to send and receive global payments and exchange currency, including gold. All currencies in the Coro user accounts are at all times held in custody for the users. This includes the physical gold that belongs to the Coro users and will be held by an independent gold custodian within an insured vault. Coro account holders will be able to withdraw all or a portion of their account value in the form of physical gold or fiat currency. Within the Coro payment application, customers may use fiat currency or gold to make money transfers or commercial payments within the Coro ecosystem. The Coro application enables users to purchase goods or services or transfer currencies between AML/KYC approved account holders. The Coro ecosystem will include individuals, businesses, financial instituions and eventually government entities. For clarity, the “Customer Use Case” does not include the right to create, issue or facilitate the use of cryptocurrency tokens.

“Documentation” means the technical and user documentation related to the Software, in any format, that is delivered by Licensor to Customer in connection with this Agreement.

“Intellectual Property Rights” means patent rights (including patent applications and disclosures), copyrights, trademarks, database rights, trade secrets, know-how and any other intellectual property rights recognized in any country or jurisdiction in the world.

“License Term” means the term of any license for Software specified in an Order Form, including all renewal terms.

“Node” means an active physical or virtual connection that is connected to a network using the Swirlds Hashgraph technology that is capable of creating, sending, receiving, and/or transmitting information over the Swirlds Customer Network.

“Order Form” means the document executed by both parties pursuant to which Customer orders Software. Each Order Form must expressly reference and shall form a part of this Agreement. If any terms of an Order Form conflict with any terms of this Agreement, the terms of the Order Form will control.

“Software” means Licensor’s software products licensed under this Agreement, as specified in an Order Form signed by both parties, which includes Source Code and any error corrections, updates or upgrades provided by Licensor to Customer under this Agreement.

“Source Code” means the human readable source code of the Software that is made available by Licensor on its web site at www.swirlds.com/download/.

“Hashgraph” means Swirlds proprietary consensus mechanism algorithm used for distributed ledger networks.

“Swirlds Customer Network” means the private, permissioned, peer-to-peer, distributed ledger technology-based system operated by Customer using the Swirlds Hashgraph algorithm.

2. LICENSE.

2.1 License. Subject to the terms and conditions of this Agreement, Licensor grants to Customer a nonexclusive, nontransferable license to install and use the Software specified on any fully-executed Order Form during the applicable License Term, for which Customer has timely paid all fees, solely for the development, implementation, operation and maintenance of Nodes connected to a Swirlds Customer Network solely for the Customer Use Case. Customer may permit an Affiliate of Customer to install and use the licensed Software solely in connection with the exercise of Customer’s rights under this Agreement and subject to any such Affiliate’s compliance with all of the terms and conditions of this Agreement. Likewise, Customer may permit its third-party subcontractors to access and use the Software, solely in connection with the exercise of Customer’s rights under this Agreement and subject to any such subcontractor’s compliance with all of the terms and conditions of this Agreement, Customer shall (a) ensure that any such Affiliate or subcontractor complies with all of the terms of this Agreement and (b) be liable for any breach of this Agreement by any such Affiliate or subcontractor.

2.2 General License Restrictions. Except as expressly permitted in this Agreement, the licenses granted in this Section 2 do not permit Customer to, and Customer will not, and will not permit third parties to: (a) modify, create derivate works of, disassemble, decompile or reverse engineer the Software; (b) copy the Software, except as expressly permitted herein; (c) sublicense, rent, lease or otherwise transfer the Software, or any portion thereof; (d) use the Software for any time-sharing or service bureau use; (e) exceed any licensed limitations set forth in the applicable Order Form; (f) use the Software or the Swirlds Customer Network in any manner outside the scope of the Customer Use Case; or (g) use the Software to create, issue or facilitate the use of cryptocurrency tokens.

2.3 Software Restrictions. Access to, and use of, the Software may be limited by restrictions set forth in the applicable Order Form, including, without limitation, a maximum number of Nodes that may be developed and operated on the Swirlds Customer Network. Customer shall not use the Software in breach of any such restrictions. Customer shall be responsible and liable for the acts and omissions of all users (including any breach of this Agreement) with access to the Software that is provided by Customer. With prior written notice to Customer, the Software may contain license protection procedures that limit access to and use of the Software to that use permitted under this Agreement. Customer shall not circumvent or render inoperative any such protection procedures.

2.4 Copies. Customer may make a reasonable number of backup copies of the Software as is consistent with Customer’s normal periodic backup procedures, solely for Customer’s non-active use. Customer shall maintain a log of the number and location of all originals and copies of the Software. Customer may reproduce or copy any portion of the Documentation into machine-readable or printed form for its internal use and only as required to exercise its rights hereunder.

2.5 Licensor Node. Licensor shall have the option to develop, implement, operate and maintain one or more Nodes on the Swirlds Customer Network for the sole purpose of tracking and auditing transactions conducted using the Swirlds Customer Network, including transactions on the Coro Payment System and purchases of goods and services by account holders using Coro. Licensor agrees that all information on the Swirlds Customer Network and Coro Payment Sytem is Confidential Information of Customer and shall be used solely for the monitoring purposes set forth in this Section 2.5. Licensor shall ensure that its Nodes meet all of the Customer requirements applicable to all Nodes on the Swirlds Customer Network and Coro Payment System.

2.6 Limited Rights. Customer’s rights in the Software will be limited to those expressly granted in this Section 2. Licensor reserves all rights and licenses in and to the Software not expressly granted to Customer under this Agreement.

3. OWNERSHIP.

3.1 Licensor and its third-party licensors presently own and will continue to own all worldwide right, title, and interest in and to the Software and all worldwide Intellectual Property Rights therein, whether or not the Software, in whole or in part, is incorporated in or combined with any other product. Customer will not delete or in any manner alter the copyright, trademark, and other proprietary rights notices of Licensor and its licensors appearing on the Software as delivered to Customer. Customer will reproduce such notices on all copies it makes of the Software.

3.2 Customer hereby grants Licensor a worldwide, non-exclusive, perpetual, irrevocable, sub-licensable, royalty-free license to use, modify, make derivative works of, and incorporate into the Software and Documentation, any feedback, input, comments and/or suggestions by Customer related to the Software and/or Documentation, including requests for modifications or improvements thereto.

3.3 All rights and licenses granted by Licensor under this Agreement are and shall be deemed to be rights and licenses to “intellectual property,” as such term is used in and interpreted under Section 365(n) of the United States Bankruptcy Code (the “Code”) (11 U.S.C. § 365(n)). Customer shall have all rights, elections, and protections under the Code and all other applicable bankruptcy, insolvency, and similar laws with respect to this Agreement. Without limiting the generality of the foregoing, Licensor acknowledges and agrees that if Licensor or its estate shall become subject to any bankruptcy or similar proceeding, subject to Customer’s rights of election under Section 365(n), all licenses granted to Customer under this Agreement will continue subject to its terms and conditions, and will not be affected, even by Licensor’s rejection of this Agreement.

4. SUPPORT SERVICES.

4.1 Support Services. Subject to the payment of all fees specified in the applicable Order Form, during the applicable License Term the Licensor will perform the maintenance and support services specified in Exhibit 1.

4.2 Source Code. Throughout the applicable License Term, Licensor shall (a) make the Source Code available and accessible to Customer, and (b) make available all upgrades, updates or other changes to the version of the Software used by Customer.

5. PAYMENT.

5.1 License Fees. In consideration of the licenses granted under this Agreement, Customer will pay Licensor the fees and expenses set forth in any Order Form.

5.2 Travel and Incidental Expenses. Customer will reimburse Licensor for any reasonable out-of-pocket expenses approved in advance in writing by Customer incurred by Licensor in connection with performing any services at Customer’s site.

5.3 Payment Terms. All undisputed payment will be made by Customer within thirty (30) days after the date of an invoice provided by Licensor. Customer will pay all amounts due under this Agreement in U.S. currency. All past due amounts will incur interest at a rate equal to the lower of 1.0% per month or the highest rate permitted by law, beginning as of ten (10) days after the applicable due date.

5.4 Taxes. Customer is liable for any and all sales, use, excise, value added, or other similar taxes Licensor is required by applicable law to collect (and remit the applicable tax authority) in connection with this Agreement. If Customer is exempt from the payment of any such taxes, Customer must provide Licensor with a valid tax exemption certificate; otherwise, absent proof of Customer’s direct payment of such taxes to the applicable taxing authority, Licensor will invoice Customer for and Customer will pay to Licensor all such taxes. Notwithstanding anything to the contrary in this section, Licensor shall be solely responsible for all taxes based on its income.

6. WARRANTY.

6.1 Limited Software Performance Warranty. Licensor warrants that throughout the applicable License Term, the Software will function in all materials respects in accordance with the documentation listed on Exhibit 2 as the same may be revised and delivered to Customer from time to time (the “Customer Documentation”).

6.2 Performance Warranty Remedy. Customer shall notify Licensor in writing of any claim that the Software is not functioning in accordance with the Customer Documentation (the “Warranty Notice”). The Warranty Notice will include sufficient information to allow Licensor to duplicate the defect or error. Licensor will promptly repair or replace, or create a Workaround (as defined in Exhibit 1) for, any Software that fails to meet the performance warranty. If Licensor fails to correct or create a workaround for a defect reported by Customer within thirty (30) days after the defect was reported, Customer shall have the option to terminate this Agreement in which case Licensor shall refund to Customer any pre-paid license fees, pro-rated based on the number of days elapsed, and the number of days remaining in, the then-current License Term. If Customer exercises its termination option, it shall have the right to continue to use the Software under the terms of this Agreement for a transition period of up to 180 days, subject to Customer’s continued compliance with all of the terms and conditions of this Agreement and each Order From.

6.3 Performance Warranty Limitations. The performance warranty shall not apply: (a) to any modifications of the Software made other than by Licensor or its agent or contractor; (b) if the Software is not used in accordance with the Customer Documentation or this Agreement; (c) if the Software has been modified, enhanced or altered by anyone other than Licensor or its agent or contractor; or (d) to any error or defect caused by the improper use of the Software by Customer or any third party, or any third-party software.

6.4 Additional Representations. Licensor further represents and warrants that: (a) Licensor has all rights necessary to grant to Customer the rights and licenses granted under this Agreement; and (b) the Software does not contain any virus or other code that would cause the Software to become inoperable or incapable of being used in accordance with the Customer Documentation.

6.5 Disclaimer of Warranties. The limited warranties set forth in this Section 6 are in lieu of, and Licensor disclaims, all other warranties, express, implied or statutory, including but not limited to those of merchantability or fitness for a particular purpose.

7. INDEMNIFICATION.

7.1 Infringement Indemnity. Licensor will defend, indemnify and hold Customer harmless from and against any losses, claims, liabilities, damages, costs and expenses arising out of or related to any claim, suit, or action brought against Customer to the extent that it is based upon a claim that the Software or use of the Software, as provided by Licensor to Customer under this Agreement and used within the scope of this Agreement, infringes any Intellectual Property Right or other right of any third party, provided that Customer: (a) promptly notifies Licensor in writing of the claim; (b) grants Licensor sole control of the defense and settlement of the claim; and (c) provides Licensor with authority required for the defense and settlement of the claim and all reasonably requested assistance and information (at Licensor’s expense).

7.2 Injunctions. If Customer’s use of the Software hereunder is, or in Licensor’s opinion is likely to be, enjoined due to the type of infringement specified in Section 7.1 above, Licensor may, at its sole option and expense: (a) procure for Customer the right to continue using such Software under the terms of this Agreement; (b) replace or modify such Software so that it is non-infringing and substantially equivalent in function to the enjoined Software; or (c) if options (a) and (b) above cannot be accomplished despite Licensor’s reasonable efforts, then Licensor may terminate Customer’s rights and Licensor’s obligations hereunder with respect to such Software and refund to Customer any pre-paid license fees, pro-rated based on the remaining License Term.

7.3 Exclusions. Notwithstanding the terms of Section 7.1, Licensor will have no liability for, and Customer will indemnify, defend and hold Licensor harmless with respect to, any infringement claim of any kind to the extent it results from: (a) modification of the Software made other than by Licensor or its agents or contractors or with Licensor’s approval; (b) the combination, operation or use of any Software supplied hereunder with equipment, devices or software not supplied by Licensor to the extent such a claim would have been avoided if the Software were not used in such combination and only if such equipment, device or software was not specified or approved for use with the Software; (c) failure of Customer to use updated or modified Software provided by Licensor to avoid infringement; or (d) compliance by Licensor with designs, plans or specifications furnished by or on behalf of Customer.

7.4 Sole Remedy. The provisions of this Section 7 set forth Licensor’s sole and exclusive obligations, and Customer’s sole and exclusive remedies, with respect to infringement of intellectual property rights of any kind.

8. CONFIDENTIALITY.

8.1 Definition. “Confidential Information” means: (a) the Software; and (b) any business or technical information of Licensor or Customer, including but not limited to any information relating to Licensor’s or Customer’s product plans, designs, costs, product prices and names, finances, marketing plans, business opportunities, personnel, research, development or know-how.

8.2 Exclusions. Confidential Information does not include information that: (a) is or becomes generally known to the public through no fault or breach of this Agreement by the receiving party; (b) is known to the receiving party at the time of disclosure without an obligation of confidentiality; (c) is independently developed by the receiving party without use or access of the disclosing party’s Confidential Information; (d) the receiving party rightfully obtains from a third party without restriction on use or disclosure; or (e) is disclosed with the prior written approval of the disclosing party.

8.3 Use and Disclosure Restrictions. During the term of this Agreement, and for a period of five (5) years after any termination of this Agreement, each party will not use the other party’s Confidential Information except as permitted herein, and, except as expressly permitted herein, will not disclose such Confidential Information to any third party, except to those of its employees, subcontractors and consultants as is reasonably required in connection with the exercise of its rights and obligations under this Agreement (and only subject to binding use and disclosure restrictions at least as protective as those set forth herein executed in writing by such employees and consultants).

8.4 Compelled Disclosure. Each party may disclose Confidential Information of the other party: (a) pursuant to the order or requirement of a court, administrative agency, or other governmental body, provided that the party responding to such order or requirement gives reasonable notice to the other party to contest such order or requirement; and (b) on a confidential basis to legal or financial advisors.

9. LIMITATION OF LIABILITY.

9.1 Total Liability. Each party’s cumulative liability to the other Party under this agreement, from all causes of action and all theories of liability, will be limited to and will not exceed the amounts paid to Licensor by Customer pursuant to this Agreement for the Software and services which are the subject of the cause of action or claim.

9.2 Exclusion of Damages. in no event will either party be liable to the other party for any special, indirect, incidental or consequential damages (including loss of use, data, business or profits) arising out of or in connection with this agreement or the use or performance of the Software or services, whether such liability arises from any claim based upon contract, warranty, tort (including negligence), product liability or otherwise, and whether or not the party has been advised of the possibility of such loss or damage.

9.3 Exclusions. The limitations on liability and the exclusion of damages provided in Sections 9.1 and 9.2 shall not apply to: (a) any breach by Customer of Section 2 (License) of this Agreement; (b) Licensor’s indemnity obligations under Section 7 (Indemnification); (c) a breach by either party of Section 8 (Confidentiality); or (d) any liability arising out of the fraud, gross negligence or willful misconduct of a party.

9.4 Basis of Bargain. The parties expressly acknowledge and agree that Licensor has set its prices and entered into this Agreement in reliance upon the limitations of liability specified herein, which allocate the risk between Licensor and Customer.

10. TERMINATION.

10.1 Term. This Agreement will begin on the Effective Date and will remain in effect until the expiration of all License Terms specified in any Order Forms (including any renewal terms) executed in connection with this Agreement.

10.2 Termination for Breach. Each party will have the right to terminate this Agreement or any Software license granted hereunder if the other party breaches any material term of this Agreement and fails to cure such breach within thirty (30) days after written notice thereof.

10.3 Effect of Termination. Upon any termination of this Agreement or of any license granted hereunder, Customer will promptly return to Licensor or, at Licensor’s request, destroy, the applicable Software and all copies and portions thereof, in all forms and types of media, and provide Licensor with an officer’s written certification, certifying to Customer’s compliance with the foregoing. In addition, upon termination of this Agreement all amounts due and owing by Customer to Licensor under this Agreement and all Order Forms will be immediately due and payable.

10.4 Nonexclusive Remedy. Termination of this Agreement by either party will be a nonexclusive remedy for breach and will be without prejudice to any other right or remedy of such party.

10.5 Survival. The rights and obligations of the parties contained in Sections 2.2 2.3, 2.5, 3, 5, 7, 8, 9, 10.4, 10.5, and 11 will survive the termination or expiration of this Agreement.

11. GENERAL.

11.1 Assignment. Customer will have no right to assign (whether by operation of law or otherwise) this Agreement, either in whole or in part, without Licensor’s prior written consent. A merger, purchase or other acquisition of Customer shall not constitute an assignment for purposes of this Agreement; provided that, any acquisition of Customer by a direct competitor of Hedera Hashgraph, LLC, whether via merger, a purchase of a controlling equity interest in Customer or a purchase of substantially all of Customer’s assets, shall constitute an assignment of this Agreement and shall require Licensor’s prior written consent. Any attempt to assign this Agreement, without such consent, will be null and void.

11.2 Governing Law and Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of Texas, without reference to its rules governing the conflict of laws. Any legal action or proceeding arising under this Agreement will be brought exclusively in the federal or state courts located in Dallas, Texas and the parties hereby consent to the personal jurisdiction and venue therein.

11.3 Right to Injunctive Relief. Each party acknowledges that its material breach of Sections 2, 3 or 8 may likely cause irreparable injury to Licensor and the other party shall have the right to seek injunctive or other equitable relief in the event of any such material breach.

11.4 Severability. If for any reason a court of competent jurisdiction finds any provision of this Agreement invalid or unenforceable, that provision of the Agreement will be enforced to the maximum extent permissible and the other provisions of this Agreement will remain in full force and effect.

11.5 Waiver. The failure by either party to enforce any provision of this Agreement will not constitute a waiver of future enforcement of that or any other provision.

11.6 Notices. All notices required or permitted under this Agreement will be in writing and delivered by courier or overnight delivery service, or by certified mail, and in each instance will be deemed given upon receipt. All communications will be sent to the addresses of the parties set forth in the applicable Order Form or to such other address as may be specified by either party to the other in accordance with this Section. Either party may change its address for notices under this Agreement by giving written notice to the other party by the means specified in this Section.

11.7 Force Majeure. Except with respect to the payment of money, neither party will be responsible for any failure or delay in its performance under this Agreement due to causes beyond its reasonable control, including but not limited to, labor disputes, strikes, lockouts, shortages of or inability to obtain labor, energy, raw materials or supplies, war, riot, act of God or governmental action.

11.8 Relationship of Parties. The parties to this Agreement are independent contractors and this Agreement will not establish any relationship of partnership, joint venture, employment, franchise, or agency between the parties. Neither party will have the power to bind the other or incur obligations on the other’s behalf without the other’s prior written consent.

11.9 Federal Government Contracts; Restricted Rights. The Software and Documentation have been developed at private expense of Licensor and its third-party licensors. Any Software and Documentation that are provided for or on behalf of the United States of America, its agencies and/or instrumentalities (“U.S. Government”), are provided with Restricted Rights and Limited Rights, as applicable, and as defined under applicable law, rule or regulation. Use, duplication or disclosure by the U.S. Government is subject to restrictions as set forth in subparagraph (c)(1)(ii) of the Rights in Technical Data and Computer Software clause at DFARS Exc or subparagraphs (c)(1) and (2) of the Commercial Computer Software - Restricted Rights at 48 CFR 52.227-19, and DFARS 252.227-7013, 252.227-7015, 252.227-7025 and other similar clauses, as applicable. The Software and Documentation provided to the Government are provided with limited rights. The Government’s rights to use, modify, reproduce, release, perform, display or disclose the Software and Documentation are restricted as set forth herein. Any reproduction of the Software or Documentation or portions thereof marked with this legend must also reproduce the markings.

11.10 Export Control Notice. Customer acknowledges the Software, or any part thereof, is being released or transferred to Customer in the United States and is therefore subject to United States export control laws. Customer acknowledges its exclusive obligation to ensure that its exports are in compliance with the applicable export control laws. Customer shall defend, indemnify, and hold Licensor and its third party licensors harmless from and against any and all claims, judgments, awards, and costs (including reasonable legal, including attorneys’ fees) arising out of Customer’s noncompliance with applicable export laws with respect to the use or transfer of the Software outside the United States by Customer. As a condition to Customer’s obligations under this Section 11.10, Licensor shall notify Customer in writing of any and all applicable export restrictions to which the Software is subject.

11.11 Audit Rights. Customer will maintain books and records in connection with its installation and use of the Software. Licensor shall have the right during the term of this Agreement and for up to one (1) year after the termination of this Agreement or the licenses granted herein, upon reasonable written notice and during normal business hours, to audit and inspect the Customer, its books and records and its utilization of the Software in order to verify compliance with the payment terms of this Agreement. Audits will be made no more than twice in any calendar year and must be completed no later than two (2) years after the period that is the subject of the audit. If an audit reveals that Customer has underpaid for Software based on Customer’s actual use of such Software, then Customer will pay Licensor, promptly upon demand by Licensor: (a) the underpaid license fees therefore, which fees will equal Licensor’s then-current list rates; (b) any applicable late charges; and (c) Licensor’s reasonable costs of conducting the audit if the underpayment exceeds 3%. If an audit reveals Customer is utilizing the Software in a manner not permitted under this Agreement, Customer agrees to take, at Customer’s expense, all reasonable corrective action requested by Licensor.

11.12 Publicity. Licensor shall have the right to identify Customer as a customer on Licensor’s web site and as part of Licensor’s other marketing efforts, including customer lists and press releases. Customer shall be entitled to reference its use of the Software in its marketing and communications campaigns, provided that each use of Licensor’s name and/or logo must be approved by Licensor (which approval will not be unreasonably withheld or delayed). Licensor and Customer agree to issue a joint press release announcing this Agreement within thirty (30) days after final execution thereof. The content of such joint press release shall be mutually agreed upon by the parties..

11.13 Customer Purchase Orders. This Agreement and each Order Form shall prevail over any additional, conflicting, or inconsistent terms and conditions which may appear on any purchase order or other document furnished by Customer to Licensor

11.14 Counterparts; Electronic Signatures. This Agreement and each Order Form executed in connection herewith may be signed in two counterparts, each of which shall be deemed an original and which shall together constitute one Agreement. Signatures to this Agreement and each Order From may be executed by way of electronic signatures, and such signatures shall be considered original. Signatures transmitted by email, portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of this Agreement or any Order From shall have the same effect as the physical delivery of a paper document bearing the original signatures.

11.15 Entire Agreement. This Agreement and each Order Form executed in connection herewith, including all schedules, exhibits and attachments attached to this Agreement or any Order Form, contains the complete understanding and agreement of the parties and supersedes all prior or contemporaneous agreements or understandings, oral or written, relating to the subject matter herein. Any waiver, modification or amendment of any provision of this Agreement will be effective only if in writing and signed by duly authorized representatives of the parties.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Effective Date by their duly authorized representatives.

CORO GLOBAL, INC.		SWIRLDS, INC.

By:	J. Mark Goode	By:	/s/ Mance Harmon
Name:	J. Mark Goode	Name:	Mance Harmon
Title:	CEO	Title:	CEO

EXHIBIT 1

MAINTENANCE AND SUPPORT TERMS

This Exhibit 1 relates to and is incorporated into the Software License Agreement (the “Agreement”). Capitalized terms not defined in Section 6 below have the same meaning as in the Agreement.

1.	COVERAGE

Subject to the payment of all fees specified in the applicable Order Form, Licensor will perform the maintenance and support services specified in this Exhibit 1 during the applicable License Term. Licensor will provide maintenance and support services only to Customer and only for the Software that has been ordered and paid for by Customer.

2.	MAINTENANCE AND SUPPORT SERVICES

a.	Maintenance and support services consist of (a) Error Correction and E-mail and Telephone Support provided to the Technical Support Contact concerning the installation and use of the then-current release of the Software and the Previous Sequential Release and (b) product updates that Licensor in its discretion makes generally available. Product updates consist of one copy of published revisions to the printed documentation and one copy of revisions to the machine readable Software that are not designated by Licensor as products for which it charges a separate fee.

b.	A New Release is a new software product that contains enhancements of the Software. Licensor shall advise Customer of New Releases that it decides, in its sole discretion, to make available to Customer by adding it to the Agreement. New Releases may require payment of additional license fees. All product updates or New Releases provided to Customer shall be governed by the terms of the Agreement, including without limitation the applicable fees. Upon installation of updates or New Releases, prior versions or releases are to be destroyed.

3.	ERROR CORRECTIONS

Licensor shall exercise commercially reasonable efforts to correct any Error reported by Customer in the current release of Software, and shall provide a corrected version of the Software to Customer immediately upon such correction. If an Error has a material adverse impact on Customer’s use of the Software, Licensor shall use diligent and expedited efforts to correct the Error or to provide a Workaround as soon as practicable.

If Licensor believes that a problem reported by Customer may not be due to an Error in the Software, Licensor will so notify Customer. At that time, Customer may (1) instruct Licensor to proceed with problem determination at Customer’s possible expense as set forth below, or (2) instruct Licensor that Customer does not wish the problem pursued at Customer’s possible expense. If Customer requests that Licensor proceed with problem determination at Customer’s possible expense and Licensor determines that the problem was not due to an Error in the Software, Customer shall pay Licensor, at Licensor’s then-current and standard consulting rates, for all work performed in connection with such determination, plus reasonable related expenses incurred therewith. Customer shall not be liable for (i) problem determination or repair to the extent problems are due to Errors in the Software, (ii) work performed under this paragraph in excess of its instructions or (iii) work performed after Customer has notified Licensor that it no longer wishes work on the problem determination to be continued at Customer’s possible expense (such notice shall be deemed given when actually received by Licensor). If Customer instructs Licensor that it does not wish the problem pursued at Customer’s possible expense or if such determination requires effort in excess of Customer’s instructions, Licensor may, at its sole discretion, elect not to investigate the problem with no liability therefor.

4.	EXCLUSIONS.

a.	Licensor shall have no obligation to support:

i.	altered, damaged or modified Software (excluding Software altered or modified by or on behalf of Licensor) or any portion of the Software incorporated with or into other software;

ii.	Software that is not the then-current release or immediately Previous Sequential Release;

iii.	Software problems caused by Customer’s negligence, abuse or misapplication, Customer’s use of the Software other than as specified in the Customer Documentation;

iv.	Software installed on any computing environment that is not supported by Licensor; or

v.	Any software or application other than the licensed Software.

b.	Licensor shall have no liability for any changes in Customer’s hardware that may be necessary to use the Software due to a Workaround or maintenance update.

5.	DEFINITIONS

a.	“E-mail and Telephone Support” means technical support email and telephone assistance provided by Licensor to the Technical Support Contact during normal business hours concerning the installation and use of the then-current release of the Software and the Previous Sequential Release.

b.	“Error” means a material failure of the Software to operate in accordance with the Customer Documentation.

c.	“Error Correction” means the use of reasonable commercial efforts to correct Errors.

d.	“Fix” means the repair or replacement of object or executable code versions of the Software to remedy an Error.

e.	“Previous Sequential Release” means at any time the release of the Software that has been replaced by the then-current release of the same Software. Notwithstanding anything else, a Previous Sequential Release will be supported by Licensor only for a period of six (6) months after release of the then-current release.

f.	“Workaround” means a change in the procedures followed or data supplied by Customer to avoid an Error without substantially impairing Customer’s use of the Software.

EXHIBIT 2

CUSTOMER DOCUMENTATION

Swirlds Documentation Deliverables

Introduction/Feature Documentation – Overview of the product intended to highlight the product features and benefits at a high level.

●	Overview
●	Gossip About Gossip
●	Virtual Voting
●	Advantages of Hashgraph
●	Technical requirements
○	Tech Report SWIRLDS-TR-2016-01 - a long description of Hashgraph, the consensus algorithm, and the math proofs
○	Tech Report SWIRLDS-TR-2016-02 - examples that walk through every step of the algorithm
●	Security information

User Documentation – Guides the end user through the product.

○	FAQ’s
○	Troubleshooting Guide
○	Getting Started
○	Quickstart
○	Installation
○	How to install / recompile the example apps in Eclipse
○	How to install / recompile the example apps from the command line
○	How to create a new Swirlds app using the SDK and Eclipse

API Documentation – Details the product API for both internal and external (client and/or partner) development audiences.

○	References
○	Platform
○	SwirldMain
○	SwirldState
○	The javadoc for the various platform classes that apps use
○	Advanced development: optimizing FastCopyable classes
○	Key management
○	Libraries used by the SDK